STOCK PURCHASE AGREEMENT



                               among



              POLICY MANAGEMENT SYSTEMS CORPORATION,



                  GAP COINVESTMENT PARTNERS, L.P.



                                and



                GENERAL ATLANTIC PARTNERS 14, L.P.



                          _______________________

                     Dated as of March 8, 1996

                      _______________________





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          THIS  STOCK  PURCHASE  AGREEMENT,  dated as of March 8, 1996 (the
"Agreement"), is among GAP COINVESTMENT PARTNERS, L.P., a New York limited partnership, as successor to GAP Coinvestment Partners, a New York general partnership ("GAP Coinvestment"), GENERAL ATLANTIC PARTNERS 14, L.P., a Delaware limited partnership ("General Atlantic", and, together with GAP Coinvestment, "Sellers"), and POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation (the "Company").

          WHEREAS, Sellers are the record holders of an aggregate of 1,519,024 shares of the Company's Common Stock, $.0l par value per share (the "Stock"), as set forth in Schedule I hereto;

          WHEREAS, Sellers desire to sell to the Company and the Company desires to purchase from Sellers 759,512 shares of the Stock upon the terms and conditions hereinafter provided;

          WHEREAS, Sellers desire to sell, and Continental Casualty Company, an Illinois corporation ("CNA"), desires to purchase from Sellers, the remaining 759,512 shares of the Stock owned by Sellers, pursuant to a Stock Purchase Agreement, dated as of the date hereof, among Sellers and CNA (the "CNA Agreement"); and

          WHEREAS, in the event that CNA does not consummate its proposed purchase from Sellers of such remaining 759,512 shares of the Stock pursuant to the CNA Agreement as provided herein, Sellers desire to sell, and the Company desires to purchase from Sellers, such remaining 759,512 shares of the Stock.

          NOW, THEREFORE, it is hereby agreed as follows:

          1.   PURCHASE AND SALE OF COMMON  STOCK; CLOSING.

               (a) Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, Sellers hereby agree to sell, convey, transfer and deliver to the Company, and the Company hereby agrees to purchase from Sellers, for the Purchase Price per share, (i) 759,512 shares of the Stock plus (ii) if a CNA Termination Event (as defined in Section 7 hereof) should occur, the remaining 759,512 shares of the Stock owned by Sellers. The aggregate number of shares of the Stock to be repurchased by the Company is hereinafter referred to as the "Repurchased Stock". The "Purchase Price" per share shall be $50 per share, which shall be paid to Sellers as more particularly set forth on Schedule I hereto.

               (b) The closing of the purchase and sale of the Repurchased Stock (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. New York time on the business day following the satisfaction or waiver of the conditions set forth in Section 5(a)(ii) and (iii) and 5(b)(ii) hereof or at such other time as shall be agreed to in writing by the Company and Sellers (the "Closing Date").

               (c) At the Closing, (i) Sellers will deliver to the Company certificates evidencing the Repurchased Stock being purchased by the Company hereby, free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively, "Encumbrances"), duly endorsed for transfer to the Company's order or accompanied by stock powers duly executed to the Company's order and with all requisite documentary or stock transfer tax stamps affixed and
(ii) the Company will pay to Sellers the Purchase Price for the Repurchased Stock by a wire transfer of immediately available funds to such bank accounts as Sellers shall have designated in writing to the Company at least three days prior to the Closing.

          2.   REPRESENTATIONS  AND  COVENANTS  OF  SELLERS.   Each of  the
Sellers hereby represents, warrants and covenants to the Company as follows as to itself:

               (a) ORGANIZATION AND GOOD STANDING. GAP Coinvestment is a limited partnership duly organized and validly existing under the laws of the state of New York and is the successor to GAP Coinvestment Partners, a New York general partnership. General Atlantic is a limited partnership duly organized and validly existing under the laws of the state of Delaware.

               (b) TITLE TO REPURCHASED STOCK. Seller is the record holder and sole beneficial owner of the Repurchased Stock being sold by it pursuant to this Agreement and such Repurchased Stock is free and clear of any Encumbrances.

               (c) AUTHORITY: EXECUTION AND DELIVERY, ETC. Seller has full power and authority to enter into this Agreement and to sell the Repurchased Stock in accordance with the terms hereof. The execution, delivery and performance of this Agreement have been duly authorized by Seller and no other actions on the part of Seller are required. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               (d) CONSENTS, NO CONFLICTS, ETC. Neither the execution and delivery of this Agreement, the consummation by Seller of this Agreement nor compliance by Seller with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the organizational documents of Seller or any agreement, instrument, judgment, decree, statute or regulation applicable to Seller or any assets or properties of Seller, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any assets or properties of Seller or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever.

               (e) LITIGATION. There is no litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to Seller, threatened against Seller with respect to the Repurchased Stock or this Agreement which if adversely determined could prohibit or prevent Seller from consummating the transactions contemplated hereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Repurchased Stock.

               (f) NO BROKERS. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Seller agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities and obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by Seller.

               (g) NO PLEDGE; OTHER ACTIONS. Seller agrees that prior to the Closing, as hereinafter defined, it will not (i) sell, transfer, pledge, hypothecate or otherwise dispose of or create any Encumbrances on the Repurchased Stock or make any agreement or commitment to do any of the foregoing, (ii) take or omit to take any action which would have the effect of preventing or disabling Seller from performing its obligations under this Agreement or (iii) take any action which would make any of the representations and warranties contained in this Section untrue in any material respect.

               (h)   ACCESS TO INFORMATION.  Seller  acknowledges  that  it
has been offered access to the business records of the Company and such additional information as it has requested in order that Seller may make an informed decision regarding the transactions contemplated hereby and has been given the opportunity to meet with Company officials and to have representatives of the Company answer questions regarding the Company's affairs and condition. Seller is an experienced and sophisticated participant in the transactions contemplated hereby, is capable of evaluating the merits and risks of transactions of the kind contemplated hereby, is experienced in the evaluation of enterprises such as the Company and has undertaken such investigation and evaluated such information regarding the Company as it has deemed necessary to make an informed and intelligent decision with respect to the execution and performance of this Agreement.

          3. REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company hereby represents, warrants and covenants to Seller as follows:

               (a)  ORGANIZATION  AND  GOOD STANDING.   The  Company  is  a
corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina.

               (b) AUTHORITY, EXECUTION AND DELIVERY, ETC. The Company has full power and authority to enter into this Agreement and to purchase the Repurchased Stock in accordance with the terms hereof. The execution, delivery and performance of this Agreement have been duly authorized by the Company and no other actions on the part of the Company are required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               (c)    CONSENTS,  NO  CONFLICTS, ETC.  Neither the execution
and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Company or any agreement, instrument, judgment, decree, statute or regulation applicable to the Company or any assets or properties of the Company, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any assets or properties of the Company or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever other than those necessary to implement the amendments to Section 5.13 of the 364-day Credit Agreement dated as of August 11, 1995, and Section 5.13 of the 3-Year Credit Agreement dated as of August 11, 1995, as referred to in Section 5(a)(iii) and 5(a)(iv) of this Agreement, and other than disclosure of the transactions contemplated hereby in the Company's filings pursuant to the federal securities laws and the rules of any stock exchange on which the Common Stock is listed.

               (d) LITIGATION. There is no litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to the Company, threatened against the Company with respect to the Repurchased Stock or this Agreement which if adversely determined could prohibit or prevent the Company from consummating the transactions contemplated hereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Company with respect to the Repurchased Stock.

               (e) NO BROKERS. The Company has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities and obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by the Company.

          4.   OTHER AGREEMENTS.

               (a)  Each Seller, on the one hand, and the Company, on
the other hand, hereby releases and forever discharges the other and their respective present or former stockholders, general partners, limited partners, members, employees, officers, directors, agents and representatives, individually and in their capacities as such stockholders, general partners, limited partners, members, employees, officers, directors, agents and representatives, of and from all manner of actions, causes of action, suits, debts, covenants, controversies, agreements, damages, judgments, claims and demands whatsoever in law or in equity which either Sellers or the Company ever had, now has, or hereafter can, shall or may have against any of them upon or by reason of (i) Seller's ownership on or prior to the date hereof of capital stock of the Company, (ii) the Shareholders' Agreement, dated April 26, 1994, among the Company, GAP Coinvestment and General Atlantic or (iii) the Registration Rights Agreement, dated April 26, 1994, among the Company, GAP Coinvestment and General Atlantic, PROVIDED, HOWEVER, that the foregoing release and discharge shall specifically exclude actions, causes of action, suits, debts, covenants, controversies, agreements, damages, judgments, claims and demands (including rights to indemnification pursuant to by-laws or otherwise) whatsoever in law or in equity which arise from or relate to Steven A. Denning's appointment, tenure or resignation from the Board of Directors of the Company (the "Board").

               (b) During the period (the "Standstill Period") commencing on the date hereof and ending on the 3rd anniversary of the date hereof, Sellers shall not, and will cause each of its respective affiliates (which shall not be deemed to include the unaffiliated investors that are limited partners of either of the Sellers or the individual limited partners of either of the Sellers who are not members or employees of General Atlantic Partners, L.L.C. or General Atlantic Service Corporation) not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly:

                    (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, gift or otherwise, any of the securities of the Company entitled to vote generally in the election of directors of the Company or any corporation or other entity succeeding to the Company, the majority of the voting shares or other voting interests of which are at the time of such succession beneficially owned by the shareholders of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible or exercisable into or exchangeable for such securities (collectively, "Voting Securities"), if as a result of such acquisition, Seller and its affiliates and associates would beneficially own in excess of 4.99% of the total combined voting power in the general election of directors of the Company of all Voting Securities then outstanding;

                    (ii) make, or in any way participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company;

                    (iii) form, join or encourage the formation of, any "person" or "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities provided that this Section
4(b)(iii) shall not prohibit any such arrangement solely among General Atlantic and any affiliated partnership;

                    (iv) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other person to initiate any stockholder proposal;

                    (v) seek election to or seek to place a representative on the Board or, except with the approval of the Board, seek the removal of any member of the Board;

                    (vi) act, directly or indirectly, alone or in concert with others, to seek to control, disrupt or influence the Board, policies or affairs of the Company (including by means of providing or arranging financing or providing financial advisory services for any proposal or action referred to in this Section 4(b)), except with the approval of the Board;

                    (vii) solicit, propose, seek to effect, negotiate with or provide any information to any other party with respect to, or make any statement or proposal, whether written or oral, to the Board or any director or officer of the Company or otherwise make any public announcement or proposal whatsoever with respect to, the Company, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

                    (viii) instigate or encourage any third party to do any of the foregoing, including any statement or proposal that is conditioned on or would require the Company to waive the benefit of or amend any provision hereof, or assist, participate in, facilitate, encourage any effort or attempt by any person to do or seek to do any of the foregoing;

                    (ix) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4(b) or otherwise seek any modification to or waiver of any of General Atlantic's, GAP Coinvestment's or their affiliates or associates' agreements or obligations under this Section 4(b); or

                    (x)  encourage   or   render  advice  to  or  make  any
recommendation or proposal to any person or other entity to engage in any of the actions covered by this Section 4(b).

               (c) Sellers and the Company will each cooperate with the other and use best efforts to cause the fulfillment of the conditions to the other's obligations hereunder. Without limiting the generality of the foregoing, (i) the Company will use its best efforts to obtain the amendments to the Credit Agreements, as defined and as provided in Section 5(a), and (ii) if any order, decree preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court or other governmental authority having jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby, or if any action, suit, claim or proceeding before any court or governmental authority shall be threatened or shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the transactions contemplated hereby, each of the Sellers and the Company shall use its best efforts and take such actions as may be necessary, at its own expense, to have any such order, stay, judgment or decree lifted or dismissed and any such suit, action or proceeding dismissed or terminated.

          5.   CONDITIONS TO THE CLOSING.

               (a) It shall be a condition to the Company's obligation to purchase the Repurchased Stock at the Closing that (i) the representations, warranties and covenants of Sellers shall be true and correct in all material respects (and by tendering the Repurchased Stock at the Closing Sellers shall be deemed to have represented and warranted that this is so),
(ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Repurchased Stock, (iii) section 5.13 of the 364-Day Credit Agreement dated as of August 11, 1995, and Section 5.13 of the 3-Year Credit Agreement dated as of August 11, 1995 (hereinafter "Credit Agreements") among the Company, Morgan Guaranty Trust Company of New York, as Agent, the guarantors party thereto and the banks listed in the Credit Agreements, be amended to provide that "Permitted Add Backs" shall be the lesser of (a) $175,000,000 and (b) the sum of (x) the aggregate amount of payments made by the Company to repurchase shares of its outstanding Common Stock, including the Repurchased Stock, (y) the aggregate amount of payments for inducements made in connection with long-term processing contracts entered into by the Company or any subsidiary with a customer and
(z) the aggregate amount of goodwill and other intangibles acquired in connection with any acquisition made after December 31, 1994, (iv) Steven
A. Denning shall have resigned as a director of the Company effective as of the Closing Date and (v) (i) simultaneously with the Closing pursuant to this Agreement, CNA and Sellers shall have consummated the sale by Sellers to CNA of 759,512 shares of the stock pursuant to the CNA Agreement or (ii) a CNA Termination Event (as defined in Section 7 of this Agreement) shall have occurred. The conditions stated in this Section 5(a) may be waived by the Company at any time in its sole discretion.

               (b) It shall be a condition to the obligations of Sellers to sell the Repurchased Stock at the Closing that (i) the representations, warranties and covenants of the Company shall be true and correct in all material respects (and by tendering the Purchase Price at the Closing the Company shall be deemed to have represented and warranted that this is so) and (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Repurchased Stock. The conditions stated in this Section 5(b) may be waived by Sellers at any time in their sole discretion.

          6. CNA TERMINATION EVENT. If (i) CNA and Sellers shall not have consummated the sale by Sellers to CNA of 759,512 shares of the Stock pursuant to the CNA Agreement on or before May 15, 1996, or (ii) Sellers and CNA shall have at any time on or before May 15, 1996 delivered to the Company a notice of the termination of the CNA Agreement in form and substance satisfactory to the Company, a "CNA Termination Event" shall be deemed to have occurred. In such event, assuming satisfaction or waiver of all other conditions to the Closing hereunder, the aggregate number of shares of the Stock to be repurchased by the Company at the Closing from Sellers shall be 1,519,024 and the aggregate Purchase Price to be paid by the Company to Sellers shall be $75,951,200, as more particularly set forth in Schedule I hereto.

          7. SPECIFIC PERFORMANCE. Sellers acknowledge that money damages are an inadequate remedy for a breach of this Agreement which would prevent consummation of the sale of the Repurchased Stock to the Company because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in such event. Therefore, Sellers agree that the Company may obtain specific performance to mandate sale and purchase of the Repurchased Stock to the Company in accordance with this Agreement in the event a breach by one or both Sellers would otherwise prevent consummation of the sale and purchase of the Repurchased Stock to the Company as set forth in this Agreement.

          8.   MISCELLANEOUS.

               (a)  EXPENSES.   Each  party shall be  liable  for  its  own
expenses  in  connection  with  the  transactions   contemplated   by  this
Agreement.

               (b) INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless Sellers from and against any and all claims, liabilities, losses, damages or injuries, together with reasonable costs and expenses, including reasonable legal fees ("Losses"), arising out of the sale of Stock by Sellers to CNA pursuant to the CNA Agreement, to the extent such Losses arise out of or result from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact regarding the Company (i) in any documents filed by the Company with the Securities and Exchange Commission during the period January 1, 1995 through the date of the closing of such sale of Stock by Sellers to CNA or (ii) made by the Company to CNA or its representatives in connection with CNA's due diligence investigation with respect to the CNA Agreement.

               (c)  AMENDMENTS,  ETC.   All  amendments or waivers  of  any
provisions of this Agreement may only be made pursuant to a written instrument executed by the parties hereto or their successors and assigns.

               (d) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of Sellers and the Company, whether so expressed or not.

               (e) NOTICES. All notices, requests and other communications provided for hereunder shall be effective upon receipt, shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraph, telex or by facsimile transmission with electromechanical report of delivery:

               If to the Company:

               Policy Management Systems Corporation
               1 PMS Center
               Blythewood, South Carolina  29016

             Attention: G. Larry Wilson
                        Chairman of the Board of Directors
                        Telephone:  803-735-4301

             With a copy to:

              Attention: Stephen G. Morrison, Esq.
                         Executive Vice President,
                           General Counsel and Corporate Secretary
             Telephone: 803-735-6099
             Telecopier: 803-735-5560

                  and to

             Dewey Ballantine
             1301 Avenue of the Americas
             New York, New York  10019

             Attention: Robert C. Myers, Esq.
             Telephone: 212-259-8000
             Telecopier: 212-259-6333

             If to Seller:

             GAP Coinvestment Partners, L.P.
             General Atlantic Partners 14, L.P
             c/o General Atlantic Service Corporation
             3 Pickwick Plaza
             Greenwich, Connecticut  06830

             Attention: Steven A. Denning
                       Executive Managing Member
             Telephone: 203-622-3050
             Telecopier: 203-622-4099

             With a copy to:

             Paul, Weiss, Rifkind, Wharton & Garrison
             1285 Avenue of the Americas
             New York, New York  10019-6064

             Attention:Matthew Nimetz, Esq.
             Telephone:212-373-3000
             Telecopier:212-373-2377

or to such other address with respect to any party as such party shall notify the others in writing.

             (f) GOVERNING LAW AND JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (without regard to the choice of law provisions thereof).

             (g)  HEADINGS.   The   descriptive  headings  of  the  several
paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

             (h) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

             (i) PUBLIC ANNOUNCEMENTS. Neither Seller nor the Company will issue any press release or public announcement of the transactions contemplated hereby except (i) as they may mutually agree in writing or
(ii) as may be required in the opinion of counsel under applicable law in which case the party so required to make such an announcement shall provide a draft of the proposed announcement and a copy of such opinion to the other party prior to the announcement (unless it is unlawful or impracticable to do so).

             (j) COMPLETE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and, except as provided herein, supersedes all previous negotiations, commitments and writings. This Agreement is not intended to confer any benefit upon any person other than the parties hereto.

             (k) TERMINATION. This Agreement shall terminate if the Closing contemplated hereby shall not have occurred on or prior to April 15, 1996, PROVIDED that either the Sellers or the Company may by written notice to the other extend this Agreement through May 16, 1996 if the Closing shall not have occurred on or prior to April 15, 1996 if the conditions required for Closing set forth in Section 5(a)(iii) or Section 5(a)(v) shall not have been satisfied prior to April 12, 1996. Notwithstanding the foregoing, the provisions of Sections 8(a) and 8(i) shall survive termination of this Agreement.

             (l) INTEREST PAYMENT. If the Closing occurs after April 15, 1996, the Company shall pay the Sellers interest at the Morgan Guaranty Trust Company of New York prime rate on the aggregate Purchase Price for the shares of

Repurchased Stock acquired by the Company at the Closing for the period commencing April 16, 1996 through the Closing Date.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                  GAP COINVESTMENT PARTNERS, L.P.


                  By:  /S/ STEVEN A. DENNING
                       Name: Steven A. Denning
                       Title: A General Partner



                  GENERAL ATLANTIC PARTNERS 14, L.P.

                  By GENERAL ATLANTIC PARTNERS, LLC


                  By:  /S/ STEVEN A. DENNING
                       Name: Steven A. Denning
                       Title: A Managing Member



                  POLICY MANAGEMENT SYSTEMS CORPORATION


                  By:  /S/ G. LARRY WILSON
                       Name: G. Larry Wilson
                       Title: Chairman, President and
                             Chief Executive Officer

                             SCHEDULE I

                 In Conjunction With a CNA Closing

SELLER                          SHARES TO BE PURCHASED BY    AGGREGATE PURCHASE
                                        COMPANY               PRICE TO BE PAID
                                                                 BY COMPANY

General Atlantic Partners 14, L.P.      683,561                 $34,178,050
GAP Coinvestment Partners, L.P.          75,951                 $ 3,797,550
Total                                   759,512                 $37,975,600





            In Conjunction With a CNA Termination Event


SELLER                          SHARES TO BE PURCHASED BY    AGGREGATE PURCHASE
                                        COMPANY               PRICE TO BE PAID
                                                                 BY COMPANY

General Atlantic Partners 14, L.P.      1,367,122               $68,356,100
GAP Coinvestment Partners, L.P.           151,902               $ 7,595,100
Total                                   1,519,024               $75,951,200